UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15


             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                                 Commission File Number: 0-13406


                          THE CHALONE WINE GROUP, LTD.
             ______________________________________________________
             (Exact name of registrant as specified in its charter)


                    621 AIRPARK ROAD, NAPA, CALIFORNIA 94558
                            TELEPHONE: (707) 254-4200
________________________________________________________________________________
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                      COMMON STOCK, NO PAR VALUE PER SHARE
            ________________________________________________________
            (Title of each class of securities covered by this Form)


                                      NONE
________________________________________________________________________________
(Titles of all other classes of securities for which a duty to file reports under Section 13 (a) or 15 (d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [x]            Rule 12h-3(b)(1)(i)   [ ]
         Rule 12g-4(a)(1)(ii)  [ ]            Rule 12h-3(b)(1)(ii)  [ ]
         Rule 12g-4(a)(2)(i)   [ ]            Rule 12h-3(b)(2)(i)   [ ]
         Rule 12g-4(a)(2)(ii)  [ ]            Rule 12h-3(b)(2)(ii)  [ ]
                                              Rule 15d-6            [ ]

         Approximate number of holders of record as of the certification or notice date: 1


         Pursuant to the requirements of the Securities Exchange Act of 1934, The Chalone Wine Group, Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:    8 February, 2005                      THE CHALONE WINE GROUP, LTD.

                                               By: /s/ JOSEPH BARRY
                                                   _________________
                                               Name:   Joseph Barry
                                               Title:  Secretary